Exhibit 10.30

GLADSTONE CAPITAL CORPORATION

Fourth Amendment to

Amended and Restated 2001 Equity Incentive Plan

RECITALS

A.                                   On June 2, 2001, the Board of Directors of Gladstone Capital Corporation, a Maryland corporation (the “Company”), adopted the 2001 Equity Incentive Plan.

B.                                     On July 23, 2001, the Board of Directors and stockholders of the Company approved the Amended and Restated 2001 Equity Incentive Plan (the “Plan”).

C.                                     On December 7, 2004, the Board of Directors of the Company approved the forgoing Fourth Amendment to the Plan, which was ratified by the Company’s stockholders on February 9, 2005.

AMENDMENT

1.                                       Section 4(a) of the Plan shall be amended and restated in its entirety to read as follows:

“(a)   Share Reserve.  Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the capital stock that may be issued pursuant to Stock Awards shall be two million two hundred fifty thousand (2,250,000) shares of capital stock.  Stock Awards shall be comprised of Common Stock or Preferred Stock as determined by the Board in its discretion.”

2.                                       Article 6 of the Plan shall be amended by adding a new section 6(n) thereto as follows:

“(n)                          Adjustment to Exercise Price for Dividends.  In its sole discretion, the Board may elect that, in the event that the Company should pay a dividend in cash to all holders of outstanding Common Stock, the exercise price for each outstanding Option designated by the Board in its sole discretion will be reduced by an amount equal to the per share amount of such dividend; provided, that the exercise price for an Option shall not be reduced below zero. Notwithstanding the foregoing, no reduction in the exercise of any Option held by a Non-Employee Director may occur pursuant to this section 6(n) unless (i) the Company receives confirmation from the staff of the Securities and Exchange Commission that such reductions are permissible under the Company’s exemptive order granted January 29, 2003, or (ii) the Company receives an order from the Securities and Exchange Commission explicitly permitting such reductions.  If the Board elects to so adjust the exercise prices of Options pursuant to this authority, the Board shall have the right at any time to discontinue the applicability of this section to any or all Options.”

3.                                       Except as set forth in this Fourth Amendment, the Plan shall be unaffected hereby and shall remain in full force and effect.